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                                                                      Exhibit 99

                                                       National City Corporation
                                                       National City Center
                                                       Post Office Box 5756
                                                       Cleveland, OH 44101-0756
                                                       216-222-2000

[NATIONAL CITY LOGO]

                                                                    NEWS RELEASE

FOR MORE INFORMATION CONTACT:

    Betsy Figgie                                     Doug Draper
    Investor Relations                               Media Relations
    (216) 222-9849                                   (216) 222-2929

www.NationalCity.com                                   FOR IMMEDIATE RELEASE
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               VICE CHAIRMAN OF NATIONAL CITY ANNOUNCES RETIREMENT
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         CLEVELAND - October 28, 2003 - National City Corporation today announced the retirement of Vice Chairman Robert G. Siefers, effective the end of the year. Mr. Siefers has served National City for more than 30 years, holding his current position since 1997.

         In announcing the retirement, National City Chairman and Chief Executive Officer David A. Daberko praised Mr. Siefers for his exceptional leadership and contributions. "Bob has played a critical role in our success for many years," Mr. Daberko said. "As our chief strategist, he has been an integral part of the key management decisions that have allowed us to make significant progress toward our goals. While his contributions have helped National City achieve tremendous growth, Bob's greatest accomplishment is the development of many of the leaders that have been groomed to carry on his work and ensure our continued success."

         Over the past 20 years, Mr. Siefers has been instrumental in nearly all of National City's significant acquisitions. During that period, the corporation's assets have increased from $6.5 billion in 1983 to $123 billion today. He has been a driving force behind the initiation and execution of highly successful business strategies in mortgage banking, equity investment, the corporation's pension fund, as well as efficiency initiatives and the reshaping of a number of business units.

         Mr. Siefers began his career at National City in 1971 as a management trainee and investment research analyst. He advanced steadily through the ranks and was promoted in 1982 to Senior Vice President of Corporate Planning. In 1984, he was named Senior Vice President of Metro and Real Estate Lending, National City Bank, Cleveland. In 1986, Mr. Siefers was elected President of National City Bank, Toledo and served as Chief Executive Officer until 1990.




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         In 1991, Mr. Siefers was elected Executive Vice President and Chief
Financial Officer of National City Corporation. He was named Vice Chairman of the Corporation in 1997 and continued to serve as Chief Financial Officer. At this time, he also became responsible for National City Mortgage and National Processing Company, as well as Institutional Trust.

         In 2000, Mr. Siefers transitioned from his role as CFO and was given additional responsibility for Corporate Operations and Information Services, as well as Consumer and Small Business Financial Services.

         Mr. Siefers is a graduate of Mount Union College. He also has an M.B.A. from Kent State University and a Juris Doctor degree from Cleveland Marshall College of Law. Over the years, he has served on the boards of many community and not-for-profit organizations, and currently serves on the Board of Trustees for Mount Union College. He also serves on the Board of Directors for HCR Manor Care Corporation.

About National City

National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive distribution network in Ohio, Illinois, Indiana, Kentucky, Michigan and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City Corporation, visit the company's Web site at NationalCity.com.

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